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CERTIFICATE OF INCORPORATION ON CHANGE OF NAME

Company No. 3045294

The Registrar of Companies for England and Wales hereby certifies that

ICO SERVICES LIMITED

having changed its name, is now incorporated under the name of

DBSD SERVICES LIMITED

Given at Companies House on **14th May 2009**

C03045294D

Companies House

REGISTRAR OF COMPANIES FOR ENGLAND AND WALES

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES